Exhibit 11.1

General Code of Conduct

Corpbanca and Subsidiaries

I N D E X

i

1. INTRODUCTION

In order to continue our advancement at becoming the best Bank and to have first-class personnel, all Employees and Directors of Corpbanca and its Subsidiaries are notified of the following ethical standards, based on principles and values that will guide and maintain the highest standards, both in personal conduct as well as in the daily practice of their professional activity.

Responding to the confidence and recognition from our clients, who constitute the determining factor of our institution’s success, all employees and directors of Corpbanca and its Subsidiaries must carefully safeguard this trust by complying in the strictest terms with the Code of Conduct hereunder.

In light of all of this, a set of principles have been defined to reflect our organization’s business spirit, philosophy and practices, which form a part of our corporate values.

Excellence: to systematically and permanently look for and deliver the highest level of quality of work, always prioritizing relationships with employees, clients and shareholders and channeling all efforts to reach the institutional goals.

Integrity: to reflect the highest standards of rectitude, probity and respect in every action regarding the Bank and its Subsidiaries and towards our employees, clients and shareholders, and showing ethical conscience and sound values in performing daily activities.

Flexibility: to demonstrate the right disposition and attitude in adapting to new situations quickly, in such a way as not to miss business opportunities.  Respect and validate the diversity of opinions and ideas and manifest our own points of views in a constructive manner.

The policies defined by the Bank and its Subsidiaries that guide the actions in terms of commercial and personal ethics must be in line with the compliance, the observance, the enforcement and the application of the laws that are incumbent to its activities.

The Directives that emanate from this code are a complement to the work contract and to any regulation, both internal and external, and the legislation in force.  Furthermore, it acts as a guide to the conduct of the Employees of Corpbanca and its Subsidiaries so that ethical conduct is not limited to what is established in this Code of General Conduct.

2.  Internal Organization

2.1  Compliance Committee

It is the internal control entity, which watches over the compliance of the rules of the Code of Conduct and other complementary norms, the establishment and development of the necessary procedures for the compliance of these codes, as well as the interpretation, management, and supervision of the proceedings norms contained in these codes and the resolution of conflicts arising from their application.

The Compliance Committee is presided over by the Chief Executive Officer and includes the following executives:

•                  A Director

•                  Chief Executive Officer

•                  Legal Services Division Manager

•                  Risk Division Manager

•                  Compliance Officer

Duties

•                  To dictate Communications and Instructions necessary for the development and compliance of that stipulated by the Codes of Conduct

•                  To determine which persons will be affected by the application of the present Code of Conduct, as well as the time frame that they will be subjected to it.

•                  To ensure that the norms set forth in the code of conduct are followed and sanctions are set for noncompliance.

•                  It is this committees’ faculty to request more information from any person related to CORPBANCA and its Subsidiaries.

2.2 Compliance Officer

The compliance officer will carry out the functions dictated by the Compliance Committee, within the guidelines that this body could dictate.  The Compliance Officer will be specifically responsible for the following functions:

•                  To interpret the specific applications of the norms contained within this code of conduct and ensure compliance.

•                  To improve policies in this Code, suggesting the proper changes to the Compliance Committee.

•                  To inform the Compliance Committee as soon as the officer has knowledge of a possible violation of the Code of Conduct, giving a full list of details, including the identity of the involved securities, affected persons, and if necessary, recommendations or proposals for future actions or measures.

•                  To guarantee confidentiality of information provided by “Involved Persons” in accordance with the Code of Conduct.

•                  To inform the Compliance Committee, on a regular basis, all of the activities which have been or are currently being performed.

The Compliance Committee together with the Compliance Officer will have at their disposal the most ample of powers in order to carry out their functions. They will have access to as much information and documentation as they can legally obtain from the persons and areas involved in Corpbanca and its Subsidiaries.

3.  Business Conduct

3.1  INDIVIDUAL RESPONSIBILITY

Each and every employee of Corpbanca and its Subsidiaries is responsible for reading, knowing and complying, in the strictest terms, with this Code of Conduct as well as any policy that may regulate these standards more thoroughly, this document being complementary to the work contract, the external regulation of the regulatory agencies and the Chilean legislation.  Subsequently, we are all individually responsible for our actions.

Without detriment to the above, there are aspects and situations that may not be described in any document, whereby the expected conduct and decision-making is subject to the highest personal ethical standards.

Whoever holds a position of leadership must ensure at all times that the instructions imparted conform to the external and internal standards of Corpbanca and its Subsidiaries and, when these do not exist, the aforementioned instructions must be coherent and adhere to the best criteria and the highest ethical standards.

It will be unacceptable for a superior officer to impart instructions that contradict both external and internal standards.  That is why, when an Employee receives instructions that go against the principles expressed in this Code, he/she must inform the Compliance Officer so that measures can be adopted to ensure their coherence.

The individual responsibility of our actions is an essential aspect in the performance of our duties, and justifications such as “others also do it” or “my boss asked me to do it” will be unacceptable.

3.2  Conflict of Interests

A conflict of interest is believed to exist every time any one of the Employees of the Bank and its Subsidiaries has a personal interest, either directly or indirectly, or knowingly or unknowingly, that may affect his/her independence of judgment, in whatever decision or transaction that involves Corpbanca or its Subsidiaries or their interests.

It is expected that all persons subject to this Code will avoid situations that generate or could generate conflicts of interests that may arise when they carry out a personal or professional activity that may generate conflicts with third parties or with Corpbanca and its Subsidiaries.

Personal interests, either direct or indirect, of the persons subject to this Code, must not influence the criteria used to make decisions in the area of their work activities, either with clients, suppliers or with the rest of the Employees of Corpbanca and its Subsidiaries.

By the same token, they must avoid their participation on behalf of Corpbanca and its Subsidiaries in transactions that are, or could be connected or related in any way with private or family interests.  If this situation should arise, it must be reported to his/her hierarchical superior, at least at the managerial level, who will analyze the course of action to be taken.

3.2.1                     Gifts and Incentives

3.2.1.1                       All employees of Corpbanca and its Subsidiaries must give quality service at all times, without expecting to receive any type of additional compensation.

3.2.1.2                       As a general rule, gifts or any other type of favors must not be accepted from clients or suppliers, either directly or indirectly, which, because of their value, may influence or be interpreted to influence our actions or decisions.

The only favors or gifts that may be accepted are those that, on special occasions or festivities, such as Christmas, constitute expressions of good commercial relations with the bank and its executives.  As a reference and in order to determine the maximum value of the gift or other attention that may be accepted, the amount of 2 U.F. (two peso-denominated inflation-indexed units of account) will be acceptable.

In case that the value is higher than 2 U.F., this must be reported to the respective hierarchical superior, at least at the managerial level, by filling out the form “Declaration of Gifts or Benefits Received from Clients or Suppliers” Annex 1, who, together with the Compliance Officer, will analyze the course of action to be taken.  In these cases, the possibility of returning the gift will be considered and if it is believed that this action may be considered or received as a snub or it could simply have a negative repercussion on the relationship with the client, then other alternatives will be considered.

It is prohibited to receive any amount of cash.

3.2.1.3                       It is not permitted to participate in businesses, commissions or any other type of benefit offered to a member of Corpbanca or its Subsidiaries, or to a direct member of his/her family, by a client, a supplier or business partner of Corpbanca or its Subsidiaries.  If this situation arises, there is an obligation to report all information to the respective hierarchic superior, at the managerial level, and the Compliance Officer.

3.2.2                     Business Opportunities

3.2.2.1                       It is prohibited to carry out investments with clients, suppliers or competitors that may cause a conflict of interest or influence our decisions and actions at work.

3.2.2.2                       It is prohibited to participate in business decisions on behalf of Corpbanca and its Subsidiaries in transactions where we have a personal financial or other interest.

3.2.2.3                       One should not become involved in any activity that competes with Corpbanca and its Subsidiaries.

3.2.2.4                       It is prohibited to use internal non-public information about Corpbanca and its Subsidiaries, its suppliers, or its clients to your own advantage, or to that of your family, friends or people alien to the activities characteristic of Corpbanca and Subsidiaries.

3.2.2.5                       It is prohibited to acquire or allocate any type of goods, either movable or immovable, that is sold at the request of the Bank or any of its Subsidiaries in trials, tenders, bankruptcies, etc.

This prohibition is extensive to the spouse, underage children and to any company in which the employee has a significant participation (more than 50%) as a partner or shareholder, or is controlled by him/her or by his/her spouse.

3.3  Use of Privileged Information

Privileged information is understood to be that information with reference to Corpbanca and its Subsidiaries, to its businesses or the securities issued by them, undisclosed to the market and whose knowledge, because of its nature, is capable of influencing the market value of the securities issued.  Furthermore, privileged information will also be understood to be that information regarding acquisition or sale operations to be carried out by Corpbanca or its Subsidiaries, as well as by its clients or potential clients, in the securities market, before such operations are announced to the market.

In this document, the term “client” refers to that person with whom commercial relations are maintained or have been maintained, as well as to potential clients, with whom conversations have begun but no commercial relation has been established.

All Employees of Corpbanca and its Subsidiaries who as a result of their post, position or function, have access to privileged information, must keep it strictly confidential and may not use it to obtain earnings nor to prevent losses, either directly or indirectly, for private gain or that of others.

3.3.1                     As follows, we indicate some aspects contrary to this policy, among others, of the following conducts:

3.3.1.1                       The utilization of the position or the information obtained during the performance of duties at Corpbanca and its Subsidiaries for personal gain or that of third parties.

3.3.1.2                       The purchase or sale by himself or through third parties of shares, bonds or other securities of Corpbanca, of clients of Corpbanca and its Subsidiaries, or of any other company, based on the privileged information of Corpbanca and Subsidiaries.

3.3.1.3                       The discussion of operations or specific clients with employees outside of his/her own unit or with third parties in general, even though these conversations do not entail confidential information, unless these other employees legitimately need to know such information.

3.3.1.4                       The purchase or sale of securities for his/her own benefit, even for Corpbanca, before executing a similar order for a client.

3.3.1.5                       The purchase or sale of securities in his/her name or for Corpbanca, based on the knowledge of the commercial situation or the intention of a client of Corpbanca and its Subsidiaries.

3.3.2                     Other aspects to consider:

3.3.2.1                       The transference of information relative to the business or confidential information of clients among the areas of Credit, Risk, Commercial, Financial and Subsidiaries, must be limited to what is strictly necessary in order for the business to operate correctly.

3.3.2.2                       Privileged information will only be allowed to be delivered to those persons that need to know it in order to perform their duties in Corpbanca and its Subsidiaries.  This information must not be dealt with in places where it can be overheard by other people that are not in a legitimate position to know it, such as: public places, taxis, elevators, airplanes, restaurants, social meetings, etc.

3.4  Oath of Confidentiality

All Employees of Corpbanca and its Subsidiaries must keep all internal information known, as a result of their work, reserved and confidential and must not reveal, inform nor disclose to others, confidential or secret information and any other antecedents in reference to products, businesses, methods or work systems of the Bank and its Subsidiaries, of the clients, their business and personal finances.  This information must not be disclosed nor shared with third parties, whether they are clients, relatives, friends, partners or other employees that do not need it for the performance of their duties in Corpbanca and its Subsidiaries.

Internal information will be understood as that which is not publicly known.

Along these lines, the General Banking Law must be taken into account, which protects the banking secret.

Subsequently with the aforementioned, neither is it allowed to obtain and transmit confidential information of companies from the competition and use it for personal or third party interests.

All information that is received and classified as confidential will remain as such indefinitely even after the person no longer belongs to the institution; this commitment is formalized by signing Annex 2.

In conclusion, the information we have may only be shared with those that have a clear and legitimate right to know it, provided that no law or regulation is violated.

4.  Client Relations

4.1  Knowledge and Commitment with the Client

Corpbanca and its Subsidiaries will operate with clients who participate in legitimate commercial activities and whose earnings and assets originate from legitimate sources whereby complete information will be kept and updated on said clients and their activities, in keeping with the parameters defined by Corpbanca and its Subsidiaries, in order to facilitate the permanent evaluation of the commercial relation and their information.  Moreover, the latter must be understood as the fundamental pillar for the “prevention of laundering assets”.

By the same token, our commitment with our clients is based on providing them quality products and services that satisfy their needs.  That is why, among other aspects, we must inform the clients, with impartiality and accurateness, about products and services that the institution offers and not offer advantages or benefits to some clients to the detriment of others.

4.2  Illegal and Immoral Business

Each employee will avoid engaging in relations with natural persons or corporations whose business is suspected of being illegal or illegitimate.  Likewise, he/she will not carry out any operation or transaction with money originating from activities that are in conflict with the law or that attempt against good conduct, such as laundering assets, prostitution, robbery, terrorism, etc.  In case the employee is faced with this type of operation, he/she must promptly inform his immediate superior, at least at the managerial level, who in turn will remit the information to the appropriate management.

5.  External Relations And With Authorities

5.1  Releasing Information

Those subject to this code will abstain from transmitting by their own initiative or by request, any information or news about Corpbanca and its Subsidiaries or about third parties to the mass media, having to remit and channel the said request or situation to the Comptroller Division

Manager and/or the Legal Services Division Manager, who, together with the General Manager, are the only persons authorized to communicate with the external mass media, and can use to this end, and in case it is necessary, the services of a public relations consultant.

5.2  Relations With Authorities

Those subject to this code will maintain a respectful attitude and collaborate within the framework of their competences with authority agents.

It is prohibited to make any offer, favor, compensation or service to public officials or employees of authorities that may be misinterpreted by the authorities or external regulatory agencies as an attempt to obtain benefits.

6.  Responsibilities of Persons Subject to Code

6.1  Commercial Conduct

It is of vital importance and necessity that all employees of Corpbanca and its Subsidiaries administrate their personal finances properly and that their debt level is compatible with their income, so that they may always be sure they can fulfill their commercial commitments on the terms and conditions agreed upon.

6.2  Office Activities

The performance of work other than that agreed upon with Corpbanca and its Subsidiaries during office hours will not be authorized.

If the employee wishes to carry out this work after office hours, he must inform his immediate superior, at least at the managerial level, who will determine if such other functions interfere, compete or are in conflict with the interests of Corpbanca and Subsidiaries or with the possibility of fulfilling his job duties.

6.3  Out-of-Office Activities

Corpbanca and its Subsidiaries consider that activities carried out after office hours are private, unless they affect the company’s image, affect an employee’s work performance or violate what is set out in this code.  Notwithstanding this, it is expected that all employees uphold an irreproachable private conduct.

6.4  Commitment with Corpbanca and its Subsidiaries

All members of the institution have the duty to safeguard the institutional assets of Corpbanca and its Subsidiaries as well as making adequate use of the means placed at their disposal and avoiding acts that may prove to be damaging.

Some aspects to consider, among others:

6.4.1                     Special protection will be given to the computer systems by maximizing their security measures.

6.4.2                     The corporate image, name or trademark will not be used except for the appropriate carrying out of his/her professional activity within the institution.

6.4.3                     Inadequate use will not be made of electronic mail, access to Internet or other similar tools placed at your disposal.

It is also the responsibility of the Managers of the different areas or divisions of Corpbanca and its Subsidiaries to ensure that the Code of General Conduct is enforced in their respective sectors and of the Division Management of Organizational Development for its appropriate enforcement.

6.5  Infringements of the Regulation of Corpbanca and its Subsidiaries

The Employees of Corpbanca and its Subsidiaries are bound to its policies, rules and procedures, whereby their transgression will be sanctioned according to the internal and external regulation in force that regulates relations between the company and its employees, without detriment to the civil and criminal responsibilities that may exist.

Furthermore, the existence of this policy is to protect Corpbanca, its Subsidiaries and their clients from any risks and losses, as well as to protect the employees of Corpbanca and its Subsidiaries of any unfounded, inaccurate or unjustified accusation.

Some aspects to consider, among others:

6.5.1                     The competent judicial courts will be notified of any infringement of the rules and regulations of Corpbanca and its Subsidiaries that may constitute a crime.

6.5.2                     When faced with presumptions of fraudulent actions on behalf of Employees of Corpbanca and its Subsidiaries, caution must be taken to avoid unfounded, inaccurate or unjustified accusations.

6.5.3                     Other conducts contrary to the rules and regulations of Corpbanca and its Subsidiaries are indicated as follows:

6.5.3.1                        Negligence or omission in the enforcement of the internal regulation and the general and specific policies that emanate from Corpbanca and its Subsidiaries.

6.5.3.2                        Non compliance with rules, regulations and laws that emanate from regulatory and/or enforcement agencies (BCCH, SBIF, SVS and SII, among others) that each and every person is responsible for being familiar with.

6.5.3.3                       Acts of dishonesty against Corpbanca, its Subsidiaries or its clients, including theft or destruction of property or misappropriation of funds, negotiable instruments or other types of securities.

6.5.3.4                       The falsification, alteration or substitution of records that cause errors and/or cause losses.

6.5.3.5                       Hide relevant information or give wrong information to any person that is carrying out an audit or investigation.

6.5.3.6                       Omit informing infringements of rules, regulations and policies of Corpbanca and its Subsidiaries; hide the aforesaid infringements or withhold information regarding an infringement.

6.5.3.7                       Take reprisals, either directly or indirectly, or to instigate others to do so, against any employee who informed about the suspicion of an infringement of the policies of Corpbanca and its Subsidiaries.

6.6  Notifying Problems or Irregularities

All Employees and Executives of Corpbanca and its Subsidiaries that learn about any problem or irregular situation that affects a client, employee or executive of Corpbanca or its Subsidiaries, that may harm the patrimony, image, reputation and integrity of the institution, must immediately inform his/her Area Manager, who in turn will notify the Compliance Officer and the Management that must conduct the evaluation, analysis or investigation of the problem or irregularity.

In the event that a Director learns about a situation as described in the aforementioned paragraph, he/she must notify the Compliance Officer.

7.  Preventing Laundering of Assets

It is the duty of all Employees and Executives of Corpbanca and its Subsidiaries to enforce the policies described in the Manual of Preventing Laundering of Assets and any specific regulation related to this issue.

8.  Accepting Code of Conduct

All Employees and Executives of Corpbanca and its Subsidiaries declare having read and understood the Code of General Conduct hereunder, and pledge to fulfill in the strictest term its content by signing Annex 3-A.

9.  Non Compliance

The non compliance of any of the policies set forth in this document will be handled by the Compliance Committee and the Division Management of Organizational Development, who will define the actions to be taken, case by case.

Additionally, it may consider all the civil and criminal sanctions included in the legislation in force.

ANNEX Nº 1

DECLARATION OF GIFTS OR BENEFITS RECEIVED FROM CLIENTS OR SUPPLIERS

NAME OF PERSON DECLARING
ID NUMBER
POSITION
DATE OF DECLARATION

Company /Natural Person	Type of Relationship	Specifics of Gift or Benefit	Estimated Value of Gift or Benefit	Date of Reception	Additional Information

SIGNATURE OF EMPLOYEE

ANNEX Nº2

AGREEMENT OF CONFIDENTIALITY

Santiago,       of          ,

The undersigned, employed by CORPBANCA or SUBSIDIARIES, solemnly declares he / she will keep all transactions carried out between the Bank and Subsidiaries with its clients under the strictest secrecy, as well as their bank statements or account balances and will not reveal nor inform any person of any of the events that occur within its offices that he / she may have knowledge of, except when ordered by a competent Judge or the Bank’s Board of Directors.

Name of Employee	:

ID Number	:

SIGNATURE OF EMPLOYEE

ANNEX Nº3 - A

ACKNOWLEDGEMENT OF CODE OF GENERAL CONDUCT

Santiago,       of          ,

Mr. / Mrs. / Ms.                                               , Identification Number                 , hereunder declares that he / she acknowledges and pledges to fulfill the “Code of General Conduct”, which forms a part of the set of obligatory rules of conduct and actions that the employees at Corpbanca and its Subsidiaries must comply with in their performance of their duties.

The employee pledges to keep abreast of any changes that this or other manuals relevant to their functions may suffer.  In order to do so, he / she must consult these manuals at least every quarter on the Intranet.

SIGNATURE OF EMPLOYEE